Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                                 May 1, 2006

AFOP REPORTS 1st QUARTER 2006 RESULTS

Sunnyvale, CA — May 1, 2006 — Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2006. The Company's GAAP results reflect the adoption of SFAS 123(R) regarding the expensing of stock-based compensation.

Revenues for the first quarter of 2006 totaled $5,221,000, a 4% increase from revenues of $5,006,000 recorded in the first quarter of 2005 and compared with $5,510,000 for the fourth quarter. The Company recorded a net loss for the first quarter of 2006 of $373,000, or $0.01 per share, and improved over a net loss for the first quarter of 2005 of $812,000, or $0.02 per share. This compares to a net loss for the fourth quarter of 2005 of $527,000, or $0.01 per share.

Included in the net loss for the quarter ended March 31, 2006 was $77,000 of stock-based compensation charges under SFAS 123(R). There were no deferred stock compensation charges for the quarter ended March 31, 2005.

Peter Chang, President and Chief Executive Officer, commented, “Our first quarter results reflect our continued focus on operating efficiencies. Despite a slight decline in revenues from last quarter, we reduced the net loss by 29% from the previous quarter. When compared to the year ago period, revenues increased by 4%, our gross margin percentage improved to 26% as compared to 19%, and the net loss was reduced by 54%, again highlighting our strong focus on expense control. Our balance sheet remains strong with cash and cash equivalents essentially unchanged from year-end at $29 million.”

“Although the first quarter revenues were slightly below Q4, 2005, we believe the decline was temporary as orders from those affected customers have resumed at previous levels. Based on input from our customers, we expect that revenues will improve by 5 to 10 percent in the second quarter of 2006. Additionally, as we continue our focus on operational efficiencies, we are targeting further reduction in the net loss in the coming quarters,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on May 1, 2006 to discuss AFOP’s first quarter 2006 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 200276. AFOP will also provide a live webcast of its first quarter 2006 conference call at AFOP’s website www.afop.com. An audio replay will be available until May 8. The dial in for the replay is 877-660-6853. The replay passcodes (account # 286; conference ID#: 200276) are both required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, our ability to control expenses, our ability to improve operational efficiencies, our order trends and customer activity, and expected revenue growth and reduction in net loss, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Mar. 31, 2006	Dec. 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$29,264	$29,407
Accounts receivable	3,186	3,570
Inventories	3,926	3,670
Other current assets	708	634

Total current assets	37,084	37,281
Property and equipment, net	4,352	4,564
Other assets	132	105

Total assets	$41,568	$41,950

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,437	$2,342
Accrued expenses and other liabilities	2,177	2,428

Total current liabilities	4,614	4,770
Long-term liability	849	859

Total liabilities	5,463	5,629
Stockholders' equity	36,105	36,321

Total liabilities and stockholders' equity	$41,568	$41,950

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Revenues	$5,221	$5,510	$5,006
Cost of revenues	3,884	4,070	4,075

Gross profit	1,337	1,440	931

Operating expenses:
Research and development	759	816	952
Sales and marketing	586	524	574
General and administrative	763	790	750

Total operating expenses	2,108	2,130	2,276

Loss from operations	(771)	(690)	(1,345)
Interest and other income, net	398	163	533

Net loss	$(373)	$(527)	$(812)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)
Weighted average shares outstanding
	39,771	39,630	39,017
Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$23	$-	$-
Research and development	14	-	-
Sales and marketing	12	-	-
General and administrative	28	-	-

Total	$77	$-	$-